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                                                                    Exhibti 21.1

                               AXEDA SYSTEMS INC.
                                  SUBSIDARIES

UNITED STATES CORPORATIONS, WHOLLY OWNED:

1.  RAVISENT IP, Inc.: a Nevada Corporation, EIN No.: 88-0433260

    a.   Axeda IP, Inc.: a Nevada Corporation wholly owned by RAVISENT IP, Inc.

2.  RAVISENT Operating Company Inc.: a Delaware Corporation, EIN
    No.: 23-3022334.

3.  Liuco, Inc.: a Delaware Corporation, EIN No.: 51-0391002

4. RAVISENT Technologies Internet Appliance Group, Inc.: a Delaware Corporation, EIN No.: 52-2206140

GERMAN ENTITIES.

5. Erste Cinco Vermogensverwaltungs GmbH: wholly owned subsidiary of Axeda Systems Inc.

6.  Viona Vervatungs GmbH: wholly owned subsidiary of Erste Cinco
    Vermogensverwaltungs GmbH.

7. Viona Development Hard and Software Engineering GmbH & Co. KG: a limited partnership owned by Erste Cinco Vermogensverwaltungs GmbH (5 above) and Viona Vervatungs GmbH (6 above).

CANADIAN ENTITIES

8. RAVISENT Nova Scotia: an unlimited liability Nova Scotia company wholly owned by Axeda Systems Inc.

9. RAVISENT British Columbia: a corporation organized under the laws of British Columbia wholly owned by RAVISENT Nova Scotia

ISRAELI ENTITY:

10. Axeda Systems Ltd.: an Israeli corporation wholly owned by Axeda Systems
    Inc.

    a. Axeda Systems Operating Company, Inc.: US company incorporated in Massachusetts- wholly owned by Axeda Systems Ltd.
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    b.   eMation R&D, Inc.: US corporation incorporated in Massachusetts-
         wholly owned by Axeda Systems Ltd.

    c. Axeda Systems S.A.R.L.: a French corporation wholly owned by Axeda Systems Ltd.

    d. Axeda Systems B.V.: a corporation incorporated under the laws of the Netherlands wholly owned by Axeda Systems, Ltd.

    e. eMation Limited (d/b/a Axeda Systems Limited): a UK corporation wholly owned by Axeda Systems, Ltd.

    f. Axeda Systems KK: a Japanese corporation wholly owned by Axeda Systems, Ltd.